Exhibit 16.1

Deloitte & Touche LLP
Suite 4500
1111 Bagby Street
Houston, TX 77002-2591
USA

Tel: +1 713 982 2000
Fax: +1 713 982 2001
www.deloitte.com

August 24, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Petrohawk Energy Corporation’s Form 8-K dated August 24, 2011, and we agree with the statements made therein.

Yours truly,

/s/ Deloitte & Touche LLP

Member of
Deloitte Touche Tohmatsu